Cintas Corporation Reports Growth
in First Quarter Fiscal 2005 Revenue and Earnings

CINCINNATI, Sept. 16 /PRNewswire-FirstCall/ — Cintas Corporation (Nasdaq: CTAS) today reported revenue for the first quarter of fiscal 2005 of $746 million, a 10 percent increase from last year’s $678 million. The Company also reported a 15 percent increase in net income of $72.7 million compared to $63.3 million last year. Prior year net income included a pre tax charge of approximately $4 million related to a write off of a receivable from a garment manufacturer. After-tax margins were a solid 9.7 percent of revenue. Earnings per diluted share of $.42 increased 14 percent from last year’s $.37 per diluted share.

Scott D. Farmer, Chief Executive Officer of Cintas, stated, “On behalf of our Cintas employee-partners, I am proud to report these solid results for the first quarter of fiscal 2005. Our Rental Revenue increased 8 percent while Other Services Revenue grew 18 percent over the previous year. On an organic growth basis, the segments grew approximately 6 percent and 5 percent, respectively, after excluding the extra workday in the quarter. Gross margins of 42.7 percent increased from 42.4 percent last year. We continue to see opportunities to expand our customer base and leverage our vast geographic presence and nationwide delivery and sales network.”

STRONG BALANCE SHEET

The Company’s balance sheet continues to strengthen. Debt to total capitalization was 19.8 percent as of August 31, 2004, versus 24.5 percent last year. Cash and marketable securities climbed to $264 million as of August 31, 2004, compared to $92 million last year. Total shareholders’ equity has now reached $1.97 billion.

OUTLOOK IS POSITIVE

Mr. Farmer continued, “We are reiterating our guidance for fiscal 2005, which was communicated with our fiscal 2004 results. We expect revenue for fiscal 2005 in the range of $3.0 billion to $3.2 billion, with full year earnings per share (diluted) in the range of $1.70 to $1.80, assuming a continued improvement in the economy.”

ABOUT CINTAS

Headquartered in Cincinnati, Ohio, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, provides entrance mats, restroom supplies, promotional products, and first aid and safety products and services for over 550,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 35 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, the outcome of pending environmental matters, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation under the Act to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

CONTACT:	William C. Gale, Senior Vice President-Finance and CFO, +1-513-573-4211, or Karen L. Carnahan, Vice President and Treasurer, +1-513-573-4013, both of Cintas Corporation

Web site:	http://www.cintas.com

(CTAS)

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	THREE MONTHS ENDED
	Aug. 31, 2004	Aug. 31, 2003	% Change
Revenue:
Rentals	$581,659	$538,404	8.0
Other services	164,297	139,252	18.0

Total revenue	$745,956	$677,656	10.1

Costs and expenses (income):
Cost of rentals	$317,754	$298,145	6.6
Cost of other services	109,364	92,063	18.8
Selling and administrative expenses	198,809	176,130	12.9
Interest income	(1,122)	(413)	171.7
Interest expense	5,833	6,880	(15.2)
Write-off of loan receivable	--	4,343	(100.0)

Total costs and expenses	$630,638	$577,148	9.3

Income before income taxes	$115,318	$100,508	14.7
Income taxes	42,652	37,181	14.7

Net income	$72,666	$63,327	14.7

Per share data:
Basic earnings per share	$0.42	$0.37	13.5

Diluted earnings per share	$0.42	$0.37	13.5

Weighted average number of shares outstanding	171,449	170,652
Diluted average number of shares outstanding	172,660	171,922

CINTAS CORPORATION SUPPLEMENTAL DATA	Aug. 31, 2004	Aug. 31, 2003	% Change

Rental gross margin	45.4%	44.6%
Other services gross margin	33.4%	33.9%
Total gross margin	42.7%	42.4%
Net margin	9.7%	9.3%

Depreciation and amortization	36,428	35,435	2.8
Capital expenditures	35,336	31,007	14.0
Debt to total capitalization	19.8%	24.5%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	August 31, 2004	August 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$81,949	$54,914
Marketable securities	182,028	37,371
Accounts receivable, net	291,277	271,766
Inventories, net	187,239	224,845
Uniforms and other rental items in service	304,917	299,726
Prepaid expenses	12,041	8,759

Total current assets	1,059,451	897,381

Property and equipment, at cost, net	790,804	779,552

Goodwill	815,936	726,334
Service contracts, net	141,992	140,606
Other assets, net	38,831	52,253

	$2,847,014	$2,596,126

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,326	$48,839
Accrued liabilities	108,562	85,904
Income taxes:
Current	40,209	31,415
Deferred	65,395	66,484
Long-term debt due within one year	10,472	26,653

Total current liabilities	279,964	259,295

Long-term debt due after one year	474,266	527,714

Deferred income taxes	126,419	99,139

Shareholders' equity:
Preferred stock, no par value, 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value, 425,000,000 shares
authorized, 171,516,573 and 170,731,456 shares
issued and outstanding, respectively	96,136	77,530
Retained earnings	1,863,213	1,631,398
Other accumulated comprehensive income (loss):
Foreign currency translation	8,564	2,979
Unrealized loss on derivatives	(1,548)	(1,929)

Total shareholders' equity	1,966,365	1,709,978
	$2,847,014	$2,596,126

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 2004	August 2003
Cash flows from operating activities:

Net income	$72,666	$63,327

Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation	29,699	29,017
Amortization of deferred charges	6,729	6,418
Deferred income taxes	21,815	15,593
Change in current assets and liabilities,
net of acquisitions of businesses:
Accounts receivable	(4,776)	6,844
Inventories	(1,548)	4,055
Uniforms and other rental items in service	(3,567)	5,995
Prepaid expenses	(4,935)	(1,152)
Accounts payable	1,875	(5,075)
Accrued compensation and related liabilities	(1,272)	(3,801)
Accrued liabilities	(67,420)	(64,051)
Income taxes payable	3,569	14,888

Net cash provided by operating activities	52,835	72,058

Cash flows from investing activities:

Capital expenditures	(35,336)	(31,007)
Proceeds from sale or redemption
of marketable securities	9,240	2,137
Purchase of marketable securities	(24,304)	(14,088)
Acquisitions of businesses, net of cash acquired	(14,574)	(6,480)
Other	1,183	1,533

Net cash used in investing activities	(63,791)	(47,905)

Cash flows from financing activities:

Repayment of long-term debt	(182)	(1,797)
Stock options exercised	1,514	1,406
Other	4,216	(1,087)

Net cash provided by (used in) financing activities	5,548	(1,478)

Net (decrease)/increase in cash and cash equivalents	(5,408)	22,675
Cash and cash equivalents at beginning of period	87,357	32,239

Cash and cash equivalents at end of period	$81,949	$54,914